Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated May 6, 2016
Relating to Preliminary Prospectus issued April 28, 2016
Registration No. 333-207816

ISSUER FREE WRITING PROSPECTUS DATED MAY 6, 2016
TURNING POINT BRANDS, INC.

This free writing prospectus relates only to the initial public offering of common stock of Turning Point Brands, Inc. (the ‘Company”) and should be read together with the preliminary prospectus dated April 28, 2016 (the “Preliminary Prospectus”), included in Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-207816) (the “Registration Statement”) relating to these securities, which may be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1290677/000156761916002230/s001032x12_s1a.htm

The information contained herein supplements and updates the information contained in the Preliminary Prospectus.

Update on FDA Regulatory Authority

On May 5, 2016, the U.S. Food and Drug Administration announced its final rule to deem e-cigarettes, hookah tobacco, pipe tobacco, nicotine gels and certain other products (other than accessories of such newly deemed tobacco products) as products meeting the statutory definition of “tobacco product,” and therefore subject to the Federal Food, Drug, and Cosmetic Act, as amended by the Family Smoking Prevention and Tobacco Control Act.  The final rule becomes effective 90 days from May 10, 2016. The Company does not believe there are any material differences between the proposed rule released on April 21, 2014 and discussed in the Preliminary Prospectus and the final rule announced on May 5, 2016 as they pertain to the Company.

THE COMPANY HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE COMPANY HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE COMPANY AND THIS OFFERING. YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV OR BY CLICKING ON THE LINK ABOVE. ALTERNATIVELY, THESE DOCUMENTS MAY BE OBTAINED FROM COWEN AND COMPANY, LLC C/O BROADRIDGE FINANCIAL SERVICES, 1155 LONG ISLAND AVENUE, EDGEWOOD, NY,11717, ATTN: PROSPECTUS DEPARTMENT, PHONE (631) 274-2806 OR FROM FBR CAPITAL MARKETS & CO. C/O FBR PROSPECTUS DEPARTMENT, 1300 NORTH 17TH STREET, SUITE 1400, ARLINGTON, VA 22209 OR BY CALLING (703) 312-9726 OR BY EMAILING PROSPECTUSES@FBR.COM.